As filed with the Securities and Exchange Commission on December 1, 2023
Registration No. 333-234819 Registration No. 333-260198
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-234819 FORM S-8 REGISTRATION STATEMENT NO. 333-260198 UNDER THE SECURITIES ACT OF 1933
SILVERGATE CAPITAL CORPORATION (Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization) 4250 Executive Square, Suite 300 La Jolla, California (Address of Principal Executive Offices, Including Zip Code)	33-0227337 (I.R.S. Employer Identification No.) 92037 (Zip Code)
Silvergate Capital Corporation 2010 Equity Compensation Plan Silvergate Capital Corporation 2018 Equity Compensation Plan Silvergate Bank 401(k) Retirement Savings Plan (Full title of the plan)

Kathleen M. Fraher
Chief Transition Officer
Silvergate Capital Corporation
4250 Executive Square, Suite 300
La Jolla, CA 92037
(Name and address of agent for service)

Telephone: (858) 362-6300
(Telephone number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Silvergate Capital Corporation, a Maryland corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

●
Registration Statement on Form S-8 (333-234819), filed with the SEC on November 22, 2019, which registered (i) 632,159 shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Common Stock”), issuable under the Silvergate Capital Corporation 2010 Equity Compensation Plan and (ii) 1,596,753 shares of Common Stock issuable under the Silvergate Capital Corporation 2018 Equity Compensation Plan; and

●
Registration Statement on Form S-8 (333-260198), filed with the SEC on October 12, 2021, which registered 200,000 shares of Common Stock issuable in connection with the Silvergate Bank 401(k) Retirement Savings Plan.

In light of the Registrant’s inability to file the reports required under the Securities Exchange Act of 1934, as amended, on a timely basis and the delisting of the Common Stock from the New York Stock Exchange, the Registrant has terminated any and all offerings of securities registered pursuant to the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements, and, in accordance with an undertaking made by the Registrant in Part II, Item 9 of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on December 1, 2023.

SILVERGATE CAPITAL CORPORATION

By:	/s/ Kathleen M. Fraher
	Name:	Kathleen M. Fraher
	Title:	Chief Transition Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.